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April 16, 2024

Securities and Exchange Commission Washington, D.C. 20549
Ladies and Gentlemen:
We are currently the independent registered public accounting firm of Cronos Group Inc. (the “Company”) and, under the date of February 29, 2024, we reported on the consolidated financial statements of Cronos Group Inc. as of and for the years ended December 31, 2023 and 2022 and the effectiveness of internal control over financial reporting as of December 31, 2023. Our reports on the consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
Our report on the effectiveness of internal control over financial reporting as of December 31, 2023 did not contain an adverse opinion or disclaimer of opinion. Our report on the effectiveness of internal control over financial reporting as of December 31, 2022, dated February 28, 2023, indicates that the Company did not maintain effective internal control over financial reporting because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the design and maintenance of effective controls over Information Technology General Controls, pertaining to user access management and the provisioning and monitoring of user access, including privileged access was identified by management.
On April 11, 2024, we notified the Company that we decided to decline to stand for re-appointment as the registered public accounting firm of the Company, but that we will remain the Company’s independent registered public accounting firm until the completion of our review of the consolidated interim financial statements of the Company and its subsidiaries as of and for the three months ended March 31, 2024, and if requested by the Company, as of and for three and six months ended June 30, 2024.
We have read Cronos Group Inc.’s statements included under Item 4.01 of its Form 8-K dated April 16, 2024, and we agree with such statements.
Very truly yours,

/s/ KPMG LLP

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